                                                                  News Release

Cory T. Walker
October 19, 2010 Chief Financial Officer (386) 239-7250

BROWN & BROWN, INC. ANNOUNCES THE ELECTION OF
TIMOTHY R.M. MAIN TO ITS BOARD OF DIRECTORS

(Daytona Beach and Tampa, Florida) . . . Brown & Brown, Inc. (NYSE:BRO), today announced the election of Timothy R.M. Main, Managing Director of JP Morgan, a global investment bank, to Brown & Brown, Inc.'s Board of Directors.

J. Hyatt Brown, Chairman of the Board, said, "We are pleased to welcome Tim to our Board of Directors. His nomination was enthusiastically approved by our Board members, who agree that he will be a great addition to our ranks. The proven leadership ability, strong work ethic, and dedication and drive that have characterized his noteworthy career exemplify the best of the Brown & Brown culture."

Chilton D. Varner, who chairs the Nominating/Corporate Governance Committee of the Company's Board of Directors, observed, "Tim brings a wealth of experience to the Board and will offer a unique perspective drawn from his decades of experience working with bank, insurance, specialty finance, broker dealer, asset management, securities and governmental operations on a wide variety of transactions in a wide variety of contexts."

J. Powell Brown, the Company's Chief Executive Officer, commented, "Tim brings tremendous personal talent and professional experience to our Board.    The depth and sophistication of his financial expertise and understanding of our industry qualify him to be an active and valuable contributor at the Board level.  He is part of a culture of success, and we will be the beneficiaries of his counsel as our Company continues to grow."

Mr. Main has been with JPMorgan for more than 23 years, and previously ran the firm's West Coast region and its Equity Capital Markets group. He currently serves as Head of JPMorgan's North America Financial Institutions Group and Co-Head of JPMorgan's Global Financial Institutions Group. In recent years, he has worked on some of the highest profile transactions in the financial services arena. Mr. Main is a graduate of Princeton University, where he earned a B.A. in Economics and was captain of the men's tennis team.  He was born and reared in South Africa.

Brown & Brown, Inc., through its subsidiaries, offers a broad range of insurance and reinsurance products and services, as well as risk management, third-party administration, managed health care, and Medicare set-aside services and programs. Providing service to business, public entity, individual, trade and professional association clients nationwide, the Company is ranked by Business Insurance magazine as the United States' seventh largest independent insurance intermediary. The Company's Web address is www.bbinsurance.com.

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company's current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the Company's actual results, financial condition and achievements may differ, possibly materially, from the anticipated results, financial condition and achievements contemplated by these forward-looking statements. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results and condition, as well as its other achievements, are contained in the Company's filings with the Securities and Exchange Commission. All forward-looking statements made herein are made only as of the date of this release, and the Company does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which the Company hereafter becomes aware.

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